Exhibit-99.1

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

HMS HOLDINGS CORP.

Moderator: Bob Holster
August 6, 2007
11:30 am CT

Operator:	Good morning. My name is (Sierra) and I will be your conference operator today. At this time, I would like to welcome everyone to the HMS Holdings Corporation Second Quarter Investors call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you. Mr. Holster, you may begin your conference.

Bob Holster:	Thank you, (Sierra). Good morning everyone. It’s a pleasure to have you join our Second Quarter 2007 Investor conference call.

I’m Bob Holster, Chairman and CEO of HMS Holdings. I’ll be hosting the call along with Bill Lucia, our President and COO and Walter Hosp, our new CFO.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Walter joined us in July after spending the last 15 years in senior financial positions at Ciba-Geigy -- now Novartis – and Medco, where he was Treasurer.

Among the many things Walter brings to us is significant investor relations experience and we’ll begin to put that to work this morning.

The slide presentation designed to compliment the conference call may be found at our Web site at hmsholdings.com. Please see the Quarterly Results page under Investors and click on the link to the Web cast.

We will be making forward-looking statements in the course of this call, so please refer to the list of qualifiers included in yesterday evening’s Press Release and the Safe Harbor statement on Slide 1 of the presentation.

This morning, Walter will review HMS’s Second Quarter 2007 Financial Results. I’ll comment on our revenue growth. Bill Lucia will update you on new business. And then we’ll go over our updated guidance for the year.

Walter?

Walter Hosp:	Thank you, Bob. And good morning everyone. First let me say that it’s a pleasure to have joined the HMS team and I look forward to meeting and working with the investment community in the future.

Also, I’d like to mention that Christine Rogers has joined the company and will be a primary contact person for Investor Relations.

On to the financials. HMS Holdings posted another strong result in Q207 with revenue of $35.1 million – an increase of $18.2 million or 108% from the $16.9 million reported for the same quarter of the prior year.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Bob will be going through a revenue discussion later in this call, so I will move on to reviewing expenses.

Total operating expenses for the quarter were $27.9 million – an increase of $12.8 million or 84.6% compared to $15.1 million in the same quarter of the prior year.

The large increase in operating expenses came primarily from including the expenses associated with BSPA so they were not included in the same quarter of the prior year.

Additionally, the quarter operating expenses include approximately $1.2 million of transaction-related amortization expense that were also not included in the same quarter of the prior year.

Compensation expense of $13.4 million increased $5.3 million – or 65.9% from the same quarter of the prior year.

Our average head count for the quarter was 639 employees – a 74.1% increase over the average of 367 employees in the prior year quarter.

The compensation expense growth percentage was lower than the head count growth percentage due to a disproportionate increase of service center employees who have average lower salary rates.

Data processing expense of $2.3 million increased $0.8 million or 50.7% from the prior year quarter. This increase was primarily due to $0.5 million dollars of additional software costs – principally amortization – resulting from

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

increased capacity in our mainframe platform and $0.2 million from higher depreciation expense.

Occupancy costs of $2.3 million increased $1.0 million or 74.4% due mainly to increased additional rent and associated expenses resulting from our BSPA acquisition and other office expansions.

Direct project costs of $5.2 million increased $2.9 million – more than doubling from the same quarter of the prior year. As a percentage of revenue, direct costs were 14.8% compared to 13.5% in the prior year – as the prior year results benefited from a favorable revenue mix, with a low direct cost content.

Other operating costs of $3.5 million were almost double – or $1.6 million higher than the same period of the prior year. This increase resulted from additional temporary health expenses, insurance expense, regulatory filing expenses, legal and accounting fees, recruiting and travel expenses.

Interest expense was $0.54 million for the quarter, due mainly to acquisition-related indebtedness. This expense was partially offset by $0.1 million of interest income generated from cash balances.

With regard to income taxes, the company provided $2.9 million of tax expense for the current quarter, an effective tax rate of 43.6% . Our effective tax rate increased from our full year 2006 effective tax rate of 42.3% primarily due to a new mix of state allocations and an overall increase in the Federal statutory rate.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

As you can see, for the six months ended June 30, 2007, we have revenues of $67.3 million, an increase of $34.1 million or 103% versus the same period of the prior year.

Net income for 2007 was $6.8 million, an increase of 139% or $3.9 million versus the same period prior year.

As summarized in the Press Release and the conference call slides, adjusted EBITDA was $10.1 million for the quarter ended June 30, 2007, an increase of $7.2 million over the same period of the prior year.

EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization. Adjusted EBITDA represents EBITDA adjusted for share-based compensation expense.

Adjusted EBITDA for the six months ended June 30, 2007 was $18.9 million, an increase of 244% or $13.4 million from the same of the period prior year.

Management believes the most directly comparable GAAP financial measure to EBITDA is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in the Press Release and the conference call slides. Please refer to them for a more detailed explanation of EBITDA and adjusted EBITDA.

We’ll now turn to the Balance Sheet and look at our general financial condition at June 30, 2007. Our cash and cash equivalents were $21.1 million. Net working capital was $20.8 million.

We had $26.8 million of debt outstanding from a $40 million term loan, originally borrowed to fund the BSPA acquisition. The term loan requires us

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

to make payments of $1.575 million each quarter. There have been no borrowings under our $25 million revolving credit facility.

We have several anticipated significant cash requirements in 2007. The terms of the BSPA acquisition provided for a contingent cash payment to the seller of up to $15 million if certain revenue targets were met for the 12 months ending June 30, 2007.

As the company exceeded the target revenue for this period, $15 million of additional cash consideration is due and this amount has been recorded in goodwill and accrued liabilities at June 30, 2007. It will be paid to PCG on or about September 30, 2007.

Additionally, we estimate that we will spend approximately $3.7 million of capital expenditures in the second half of 2007.

We are investing in software which makes our operations more effective and efficient, office consolidations that are inline with our new organization structure, and expansion projects to meet our rapidly growing business – like our new Dallas Service Center, which will both consolidate and expand our capabilities, and ultimately provide for space for up to 400 employees.

We also have scheduled debt repayments on the term loan, which will approximate $7.9 million in 2007. We anticipate that the existing cash balances and funds generated by operations will be sufficient for all our cash needs.

We may, however, from time to time, need to borrow on a short term basis under our revolving credit facility to cover working capital requirements.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

The number of days sales outstanding (DSO) at June 30, 2007 decreased from 83 days compared to 91 days in March 31, 2007. We have integrated BSPA collections into our process and will continue to focus on reducing DSO going forward.

Looking at the statement of cash flows for the six month period ended June 30, 2007, cash provided by operations increased to $13.9 million compared to $7.0 million in the same period of the prior year.

The $13.9 million cash from operations was comprised of net income of $6.8 million, non-cash charges including depreciation; and amortization expenses of $5.1 million; stock compensation expense of $1.0 million; and a change in deferred taxes of $2.7 million – partially offset by an increase in accounts receivable of $1.4 million and a reduction in accounts payable and accrued expenses of $0.7 million.

During the current year period, cash used in investing activities was $4.3 million, reflecting investments in property, equipment and software development.

Cash used in financing activities of $1.0 million consisted of principle payments on the term loan of $4.7 million, partially offset by $1.7 million received from stock option exercises and $2.0 million for the tax benefit of disqualifying dispositions.

And that concludes our review of the financial results and the financial position of the company.

Bob Holster:	Thank you, Walter. Obviously HMS revenue is growing and we understand full well that investors are trying to determine how much of that growth

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

comes from combining HMS and BSPA, and how much is genuine organic growth.

That can be hard to be precise about for a number of reasons. We don’t have historical revenue data for BSPA, except on a full year basis. We don’t have their product line data for periods prior to the transaction.

Some contracts are classified in one company in 2007 that were classified in the other in 2006. And perhaps most importantly, BSPA and HMS revenue generating processes are already fairly well integrated for a number of important state contracts.

When we get to the fourth quarter of 2007, we’ll have real year-to-year, apples-to-apples comparisons and the answer will be clear on the face of the financial statements without requiring a complex reconciliation.

What I can be precise about is this – rolling 12 month revenue based on the un-audited quarters for the period ended June 30, 2006 for HMS and the contracts acquired with BSPA, was approximately $115 million.

Rolling 12 month revenue based on un-audited quarters for the same businesses for the year ended June 30, 2007 was approximately $132 million. That’s a 15% organic growth rate across the entire business during a period in which management was focused intensely on the day-to-day demands of integrating the two businesses.

If we exclude RSG from this analysis, growth was approximately 16% , in line with the trends that have been in place in our core business now for more than five years.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

While we’re on the topic of revenue, I’d like to give you a sense of how rapidly the business has been evolving as new opportunities for growth have come into focus.

The 2007 revenue mix slide depicts the sources of the approximately $140 million in revenue we’re expecting to report for 2007. Slightly more than half our revenue will come from the right side of the pie – the traditional coordination of benefit services that HMS has been providing for many years and will include direct billing to liable third parties, subrogation and recovery from providers.

Most of the left side of the pie is new since 2005. With the BSPA acquisition, came most of our cost avoidance, medical support and Federal services revenue. The managed care product line was developed internally, as you know.

Enrollment services include the screening of potential SCHIP enrollees for other coverage and managing Medicaid buy-in and premium payment programs – all emerging this year as an extremely promising opportunity.

Program Integrity is getting intense attention from Federal and state regulators determined to reduce payment errors and is an area in which we’re investing significant development effort.

We see the pace of change accelerating in the healthcare entitled program landscape, whether we’re talking about Medicaid and Medicare, Veterans Health Administration or SCHIP. In fact, we believe the SCHIP funding increase debate presently going on in Congress is a proxy for the larger healthcare dialogue and presages an expansion of healthcare entitlement programs in general.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

We believe that our command of beneficiary, medical encounter and coordination of benefits data permits us to relatively quickly configure services that respond to the evolving needs of our customers and you’re seeing that in our changing revenue mix – and in our sustained organic growth.

Bill Lucia is now going to update you on the new businesses brought in-house in the last quarter.

Bill Lucia:	Thank you, Bob. In our government services market, we successfully re-procured both our Alaska and Georgia contracts. In addition, we obtained contract extensions in Ohio, Oklahoma and West Virginia.

Our managed care business secured contracts with two new plans – Gateway Health Plan in Pittsburgh, which serves 250,000 members; and Humana Florida Medicaid Plan, serving 50,000 members.

With the addition of Humana’s Florida Plan, we now have 100% of Humana’s Medicaid business under contract. Our contract with United Health Care was extended through April of 2009. And Amerigroup expanded the claim types we process for them to include pharmacy claims in ten states.

Our managed care business now encompasses 24 clients, 58 plans and 8.1 million lives – of which 5.1 million are in plans for which processing has already commenced.

And in our medical support services business, the Ohio Department of Job and Family Services joined the Arkansas Medical Support Services Consortium, for which HMS is the designated vendor, for two years.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Under this contract, we’ll link commercial health coverage with absent parents who are under orders to provide coverage in child support cases.

And as I mentioned earlier, we also received an extension of our Ohio third-party liability contract – also with the Department of Job and Family Services.

This contract was extended for two years through June of 2009.

Now I’d like to turn this back to Bob Holster to talk about our revised guidance for 2007.

Bob Holster:	Thank you, Bill. Now I’ll finish up our prepared remarks by getting back to the numbers.

Q207 was our third quarter of combined BSPA/HMS operations. And we’re beginning to get enough data points to feel more confident about the sort of combined financial result the company is capable of producing.

As you can see from the slide – if you’re watching the simulcast – we are increasing 2007 full year revenue guidance from the $136 million that we had projected in May to $140 million.

Based on the margins we’ve produced thus far in 2007, we’re also increasing our adjusted EBITDA projection from the $35 million estimated in May to approximately $38 million.

At the end of the third quarter, we’ll assess how we’re doing against our objectives and adjust guidance again, if appropriate.

That concludes our formal presentation and we’re now open to any questions you may have.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Operator:	At this time, I would like to remind everyone in order to ask a question press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Whit Mayo with Stephens.

Whit Mayo:	Hey. Good morning, guys.

Bob Holster:	Morning, Whit.

Whit Mayo:	I was just wondering – can you remind us, Bill, what contracts on the stateside are out for renewal? And any new RFPs? Are they finding anything – in either way of the state offices right now?

Bill Lucia:	In terms of re-procurement, I think I had mentioned last quarter the only state that there’s a current active re-procurement on at this point is New Jersey. The – but there is – there are also additional opportunities – sales opportunities in Program Integrity RFPs that have been coming out that we’ll be responding to.

Whit Mayo:

Okay. That’s helpful. And just shifting gears to managed care for a minute. I mean, you’ve got a little more experience now and what appears to be a little bit more visibility and comfort into sort of how this business continues to evolve.

And, you know, you mentioned the expansion with Amerigroup and don’t know if you could possibly kind of isolate – perhaps just generically – any of your other kind of initial managed care plans? And how maybe, you know,

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

just – if you could talk just maybe broadly about scope expansion opportunities – your findings with those old relationships?

Bill Lucia:

Yeah, it’s surprisingly similar to our scope expansion opportunities that we have in our state government contracts. As the managed care clients both become familiar with our services, are comfortable or excited about the recoveries we’re bringing them, they start to look at ways to consolidate the vendor relationships they have so they don’t have as many to manage.

And because we have such a great command of their claims data, they are seeking to have HMS to do additional work. So we are bringing the other areas of our business into those contracts – like subrogation or Program Integrity.

Whit Mayo:

Okay. And I know a lot of these managed care plans, you know, particularly Amerigroup and Wellcare – they continue to, you know, they have S-Chip lives within their plans.

Are you guys doing recovery work on this SCHIP lives or just Medicaid lives themselves?

Bill Lucia:

Not at this point. SCHIP and Medicaid have different regulations that surround them. Currently in Medicaid, a Medicaid beneficiary assigns their rights to the Medicaid program so the Medicaid program can do recoveries on their behalf.

SCHIP – an SCHIP beneficiary does not assign rights for recovery. So our offering to the SCHIP market today is really eligibility services at the enrollment time to identify those children who already have comprehensive healthcare coverage so that they’re not enrolled in SCHIP.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Whit Mayo:

Okay, now that’s great. And just to – just a couple more questions here. But just on CAPEX, you – it looks like the implied guidance now is about 7.5 million of CAPEX for the full year if I was to do my math right.

And you had discussed – I guess last quarter – 6 million. Anything surprising that you guys are spending money on in the second half? Just…

Bob Holster:	It’s nothing surprising, Whit.

Whit Mayo:	Okay.

Bob Holster:	We are accelerating spending a bit. It’s really getting ready for 2008 and 2009. We see the demand for services as it translates into employee count, and we’re getting out a little bit ahead of the curve particularly by launching the expansion in Dallas.

Whit Mayo:	Okay, that’s great. And just one last question on how (unintelligible), you know, I believe you’re going to be anniversarying the acquisition of BSPA this coming quarter, just, I don’t know if you can comment, if you guys anticipate any purchase price adjustments with the deal?

Bob Holster:	There was only one loose end with the deal, and that was whether or not the BSPA contracts would hit the revenue target that triggered the payment of the $15 million contingent purchase price. And of course they went well beyond their target. But no, I don’t think we anticipate anything else other than that payment.

Walter Hosp:	And just a correction on that. The – we’ll still have BSPA in our third quarter 10Q, and then after that you’ll see no further references to it.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Whit Mayo:	Okay, great, thanks, guys, I appreciate it.

Operator:	Your next question comes from Charles Strauser with CJS Securities.

Charles Strauser:	Good morning.

Bob Holster:	Hi, Charlie.

Charles Strauser:	A couple of questions where the – I know the other expense line you said had jumped a little bit because it’s related to temporary employees, how should we think about it for the balance of the year?

Bob Holster:	We employ significant numbers of temps in service center settings. We generally try to convert them to permanent status over time. We’ve converted a great many temporaries that came to us with the BSPA transaction into permanent positions.

So from time to time you’ll see a little bubble on direct cost that’s really on its way to compensation.

Charles Strauser:	Got it, so it’s more of a kind of ramping for the Dallas Center you mentioned? Is that what the temps were kind of around?

Bill Lucia:	No. Charlie, this is Bill. Traditionally, the cost of a number of the services that BSPA offered, primarily cost avoidance services required a larger contingent of call center staff. They often hire temporaries. We – our new model hires temporaries to become full time employees once they’ve been trained and are successful in the role.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

So what you’ve seen is the peak in temporary – or temporary employee expenses for the first half as we’re in the process of converting temporaries to full time employees. But – and that’s through any of our service center locations.

Charles Strauser:	Got it, and, Bob, you know, given the guidance you’ve kind of updated us on for the second half of the year now, how should we think of, you know, any seasonality or potential swings, you know, from quarter to quarter? I know it’s, you know, tough to predict a little bit but, you know, given that we are at least one month into the quarter, do you still think, you know, Q4 will be stronger than Q3 like it usually is?

Bob Holster:	Odds are Q4 would be a little stronger. And I say odds are based simply on our historical pattern. We’re still capable of moving around a little bit on a quarterly basis. I think over time as I think we’ve begun to demonstrate, we will smooth out, but we’re still capable of bouncing a bit on a quarterly basis.

Charles Strauser:	Yeah, that’s fair enough. And then one other quick question. I know you mentioned that repayment is due of $7.9 million, when specifically is that payment due?

Walter Hosp:	The $7.9 million is what we’re – for the full year. We amortize the existing term loan with payments of $1.575 million per quarter.

Charles Strauser:	Excellent, okay, great. And then you mentioned DSO had come down, I think you said 83 days, you know, is that a good range to use kind of for the rest of the year?

Walter Hosp:	I think so, we’re still working on it, but it’s probably the best indicator you have.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Charles Strauser:	All right, thank you very much, and we look forward to seeing you in a couple of weeks at our conference.

Bob Holster:	Thanks, Charlie.

Operator:	Again, to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from Richard Close with Jeffries and Company.

Richard Close:	Yes, thank you. Hey, Bob, just maybe top of the way – how would you characterize your business now? Do you have a bunch of tailwinds, you know, helping you guys out in going forward I guess over the next year or so? Or any headwinds to maybe talk about?

Bob Holster:

Well, you know, we’ve always got a variety of factors, positive and negative, that affect our business. The biggest headwind – and one that I probably first talked about almost a year ago – is the fact that Part D moved a lot of pharmacy claims that we would have been able to address through Medicaid into Medicare where we can’t get at them.

We began to experience that in the second half of ’06. Because we process for dates of service that may go back three years, we’re still doing some pharmacy recovery for Medicaid agencies for duals, but that will diminish over time. So we are seeing a negative effect this year. The negative effect may extend into the early part of 2008.

We’re getting some positive effect from the fact that as we convert the BSPA contracts to the HMS billing back in and process back several years, we’re

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

picking up additional claims that might not have been picked up with the prior technology.

Whether we’re in balance or one of those will be slightly larger in effect than the other, it’s really hard to say. But we are living with both those phenomena.

Richard Close:	Yeah, but just, you know, in looking out maybe over the next year or so, generally speaking favorable environment for you guys going forward you would say?

Bob Holster:

We believe it’s a favorable environment. We think that we’re going to see in general, expansion of healthcare entitlement programs that represent our customer base. You see that now with SCHIP where they’re talking about more than doubling the amount of funding that’s gone into that programming, you know, in effect making it a very significant adjunct to Medicaid, which it hadn’t been prior to the new legislation.

We think we’ll see more of that sort of thing and that we’re generally very pleased with the landscape we see running out ahead of us for the next several years.

Richard Close:	And then when we think about, I guess free cash flow on this business, you know, your cap ex and this year you said you’re spending, I guess $7 million or so. Would you expect then – you know, does that sort of carry over into ’08 or would you ratchet back that cap ex spending somewhat in ‘08?

Bob Holster:	I think that this is a high cap ex year for us primarily because we decided to pull the trigger on the large Dallas Service Center expansion. I think you could expect cap ex to settle back down a little bit next year.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Richard Close:

Okay. And then, I guess maybe including Walter here, you know, I mean, obviously you guys have incredible leverage versus what we were looking for on some of these expense line items. I guess specifically on compensation and, you know, maybe the direct project cost.

What were you able to do there maybe more specifically in the second quarter as compared to the first quarter level?

Walter Hosp:

It wasn’t so much cost management that led to the higher margins as there were the positive revenue developments. As Bob has said in prior quarters, we run somewhat of a fixed cost business. So although we’re constantly managing every expense line on that, you know, it’s a matter of what’s going to come in at any particular quarter on the revenue line that’s really going to work on the margins.

So we have an ongoing program of, you know, of each line item looking where to manage it down, but also put in appropriate levels of increases for that matter to manage our growing business.

Richard Close:	Okay. And then maybe if we – just housekeeping here, I wasn’t – maybe I missed, what was the managed care revenue, I guess in the second quarter versus the second quarter of last year?

Bob Holster:	Managed care revenue was $3.4 million; that was a few points higher than a hundred percent increase from Q2 of last year. And on a sequential basis, we were up about 17% from Q1 ’07’s $2.9 million.

Richard Close:	Okay. Do you have a specific number from last year because I have a hole in my model there? I apologize. I mean, I could do the math; I’ll just do the math.

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

Bob Holster:	I believe it was $1,662.

Richard Close:

Okay. You believe, huh? Now when we talk about – and this will be my last question, but, you know, clearly, Bill, you guys added some new business. It’s nice to see the consortium, you know, another one of those deals. How about on the competitive run, are you seeing any competition out there?

You talked about New Jersey up for bid, any discussion around maybe some of these other service areas, your non-traditional service areas? Whether – you know, who you’re bidding against or who’s expressed an interest in these RFPs?

Bill Lucia:	In our traditional market, other vendors sometimes show up at bidders conferences, but no one’s been on a – no one’s successfully bid on a contract. And just to remind you on that core business, there are now contracts that, if one were to – if we were to lose one would impact us through this fiscal year.

In regard to our new market, there are competitors. In the Program Integrity arena, there’s a number of very small companies or software companies that compete in that arena. And the list is probably too long to compile and talk about on this call. But we feel we’re very, very well prepared to both expand our product offering in that market and gain market share.

Richard Close:	What about in the – I guess the consortium business, are you seeing anyone in that front?

Bill Lucia:	There is one or two other competitors that show up at conferences and/or bid on competitive procurement if the consortium can’t be used. Remember the consortium is sponsored by the State of Arkansas and many states have

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

procurement laws that allow them to contract with another state agency without a competitive procurement.

So if they cannot do that, it’s put out to competitive procurement and there are one or two other firms that are bidding on child support or medical support enforcement initiatives.

Richard Close:	Have you lost any of those companies recently?

Bill Lucia:	No.

Richard Close:	Great, thank you very much.

Bob Holster:	Thank you, Richard.

Operator:	Your next question comes from Benny Soffer with Consonance Capital.

Benny Soffer:

Hi, guys, thanks for taking the question and great quarter. Actually, my question was asked and I wanted to ask about the managed care revenues for the quarter, but if I could just follow up a little bit on that.

With respect to the overall number of lives that are not necessarily, I guess active, not the 5.1 million number but the 8.1 million number on top of it. How penetrated do you see that market? I mean, obviously you’re in a lot of these markets. I think you guys had quantified it for us at one point, I just wanted to get that number again.

Bob Holster:	Well, we have a significant way to go in the market. And recognizing that you’re always working with old data from CMS, we think that there are about 22 million managed care lives in Medicaid. We believe that about 17 million

HMS HOLDINGS CORP.
Moderator: Bob Holster
08-06-07/11:30 am CT
Confirmation #10400101

of those lives are with plans that have more than 75,000 beneficiaries. And we had identified that as our initial target market.

So we have 8.1 of those 17. You know, there’s a consolidation going on in that business. And in addition, we don’t process for every life that might exist in one of the 24 carriers who are our customers.

Benny Soffer:	Yes.

Bob Holster:	So we see continued penetration of the market. We see continued growth coming from moving that 8.1 million lives higher just by getting our arms around more of the lives that exist in the customer base we have already. We’ve got quite a ways to go.

Benny Soffer:	Yeah, great, thanks, guys, and again, great quarter.

Operator:	Your next question comes from John Souter with Rail Splitter Capital.

John Souter:	Hey, just a modeling question here. Can you give a little bit of color on the timing of the managed care lives that have not yet hit revenue, the 60% of that 8.1 that are not yet contributing?

Bob Holster:

Well, when we talk about implementation, what we mean is that we have begun to process for about 5.1 million of the 8.1 million lives we have. Begun to process for might mean that a claim went out on June 30 that has yet to be adjudicated, yet to be paid to our customer. Our customer has yet to be invoiced by us.

So there’s a process of building a claims portfolio that’s quite protracted. We’re hopeful that we’ll have most of the lives implemented by year end by

HMS HOLDINGS CORP.
Moderator: Bob Holster
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that definition of implementation. But every single life might not yet have contributed to revenue.

John Souter:	Sure, but you’re saying by year end you think you’ll have most of the 8.1 in?

Bob Holster:	Yes.

John Souter:	Okay, great, thank you.

Operator:	You have a follow up question from Richard Close with Jeffries and Company.

Richard Close:	Yes, I was wondering if you could just update us on your ability to expand the scope of services within existing clients, and what you think your penetration rate is with your existing state clients.

Bob Holster:

Well, let me give you a broad answer. You know, the little pie chart that we showed a few minutes ago in the presentation demonstrates on the left side of the pie a variety of services that arise largely from scope expansion, out of our base business with our Medicaid agency clients.

So obviously, a very significant share of our revenue is coming from scope expansion. With respect to our potential in our existing base of Medicaid clients, I think I’ve shared from time to time that across all of our clients, we recover about 1% of all acute care spending in Medicaid.

That was roughly the billion dollars we collected for them last year. Across the clients in which we’re most penetrated, we recover on the order of 3% of acute care spending. So the difference between that 1% at the fully penetrated end and – excuse me, 3% at the fully penetrated end and 1% at what I’ll call

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Moderator: Bob Holster
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the barely penetrated end gives you a sense of what’s available out there as scope expansion.

Richard Close:	Okay. Now can that 3%, you know, collection with most penetrated – does that have the opportunity to increase as well?

Bob Holster:

It does, I don’t want to, you know, over promote that concept. We’re very, very focused on yield improvement. That means doing a better job of getting an adjudicable claim out to a liable carrier and doing a better job of following up to make sure that we really are liquidating all the claims that our clients are entitled to.

So the 3% isn’t the theoretical limit by any means, but how far you get above that I don’t think we’re really able to say.

Richard Close:	And then final question here is, on your state business and all of that, what do you think the longer term growth rate is for you on that business?

Bob Holster:	It’s a hard question. We know that we’re seeing a gradual drift of lives into managed care, and yet, at the same time state fee for service spending keeps going up. We think that fee for service will continue to grow at a healthy rate. We think that because so many lives have moved into managed care that our growth rates there will probably average up our fee for service growth rate, and keep us in line with our, you know, overall historic, organic growth rate.

Bill Lucia:	And, Richard, the other thing is that I would remind you is the healthcare expansion initiatives that are being developed, some getting regulatory approval in a number of states where they’re using both Medicaid or SCHIP as the basis to expand healthcare to the under served population.

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Moderator: Bob Holster
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Richard Close:	Okay, thank you.

Operator:	At this time, there are no further questions. Are there any closing remarks?

Bob Holster:	Well, thank you all for tuning in, we look forward to speaking with you next quarter. We’ll have – that will be our fourth quarter of consolidated result. And again, we hope to be in a position to get more precise with our forecasting. Thank you all.

Operator:	This concludes today’s conference call, you may now disconnect.

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